UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (date of earliest event reported): March 10, 2010

THE PBSJ CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Florida	000-30911	59-1494168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4030 West Boy Scout Boulevard, Suite 700

Tampa, Florida 33607

(Address of principal executive office)

Registrant’s telephone number, including area code (813) 282-7275

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2010, The PBSJ Corporation (the “Company” or “PBSJ”) and John B. Zumwalt, III, a former director of the Company and the former Chief Executive Officer of the Company, entered into a Separation Agreement and Release (the “Separation Agreement”), effective as of March 1, 2010. The principal terms and conditions of the Separation Agreement are as follows:

•

PBSJ agreed to pay Mr. Zumwalt a transition cash payment of $900,000 over a twenty-four month period, less all applicable tax withholdings, commencing on April 1, 2010 (the “Transition Payment”). In the event of a sale of all or substantially all of the assets of the Company, or a merger, reorganization or similar transaction, after which the employee shareholders of the Company do not retain more than 50% of the combined voting power of the then outstanding voting securities of the acquiring or surviving entity (each a “Change in Control”), any remaining monthly installments of the Transition Payment, less all applicable tax withholdings, shall be paid to Mr. Zumwalt as a lump sum payment within 30 days after the Change in Control.

•

The Company agreed to pay Mr. Zumwalt a severance payment equal to Three Hundred Thirty Thousand Dollars ($330,000), less all applicable tax withholdings, payable in a lump sum payment on the eighth day following the date on which Mr. Zumwalt executes the Separation Agreement;

•

PBSJ agreed that all of Mr. Zumwalt’s 1,526 shares of the Company’s restricted stock shall become fully vested as of the Termination Date and agreed to redeem all such common stock, less 461.32 shares which will be withheld to pay withholding taxes, for $39.31 per share, payable in a lump sum payment during the Company’s next open trading window in accordance with the Company’s redemption policies;

•

PBSJ agreed that all 48,030.527 shares of the Company’s common stock beneficially owned by Mr. Zumwalt in his Company stock account under the PBSJ Employee Profit Sharing and Stock Ownership Plan (the “401K”) shall be redeemed during the Company’s next open trading window in accordance with the terms of the 401K at a price per share at which other shares of the Company’s common stock in the 401K are sold during that open trading window;

•

The Company agreed to pay Mr. Zumwalt the value of the accumulated benefits (which as of March 1, 2010, was equal to $946,824.15), adjusted for investment earnings or losses and any expenses allocated to his account under The PBSJ Corporation Key Employee Capital Accumulation Plan (the “KECAP”) through the end of the sixth month following the month in which the Termination Date occurs, payable to Mr. Zumwalt under the KECAP, less applicable tax withholdings, pursuant to the terms and conditions of the KECAP and the elections made by Mr. Zumwalt with respect to the time and form of payment of the accumulated benefits payable to Mr. Zumwalt under the KECAP.

•

The Company agreed to pay to Mr. Zumwalt an amount equal to (i) $16,003.41, as compensation for all accrued but unused paid time off, less all applicable tax withholdings, and (ii) $20,000, less all applicable tax withholdings, for legal fees reasonably incurred in connection with the negotiation and review of the Separation Agreement; in a lump sum payment on the eighth day following the date on which Mr. Zumwalt executes this Separation Agreement;

•

For the three (3) month period immediately following the Termination Date (the “Consulting Period”), Mr. Zumwalt agreed to make himself available to consult with the Company at the Company’s request, on a reasonable, as needed basis, in connection with certain consulting services in exchange for (i) a consulting fee equal to $135,000, less all applicable tax withholdings, payable in three equal consecutive monthly installments over a three-month period commencing April 1, 2010 and (ii) the reimbursement of all reasonable, approved expenses. Following the end of the Consulting Period, in the event the Company requests Mr. Zumwalt to provide additional consulting services to the Company, and Mr. Zumwalt agrees to perform such services, the Company shall pay Mr. Zumwalt a per diem payment of $3,000 per day for those additional consulting services;

•

For a period of two years following the effective date of the Separation Agreement, Mr. Zumwalt agreed to fully and promptly cooperate and to make himself available to PBSJ with respect to any threatened or pending investigation of, or litigation against PBSJ;

•

For a period of two years from the effective date of the Separation Agreement, Mr. Zumwalt agreed not to engage in, be employed by, or to consult with, any business in competition with PBSJ or any of its affiliates;

•

For a period of two years from the effective date of the Separation Agreement, Mr. Zumwalt agreed not to (i) solicit or otherwise induce or encourage any employee of PBSJ or any of its affiliates to separate his or her employment with PBSJ or its affiliates, (ii) hire, on behalf of himself or any other individual or entity, any employee employed by PBSJ or any of its affiliates on the Termination Date or (iii) solicit, divert or alienate any current or prospective client of PBSJ or any of its affiliates; and

•

Mr. Zumwalt also (i) shall continue to be eligible to receive health benefits under PBSJ’s plan for a period of up to 18 months immediately following the Termination Date, if and to the extent that Zumwalt elects such continuation of health benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) and pays for such COBRA coverage at the same cost as is provided to other separating employees, (ii) agreed to certain confidentiality and nondisclosure provisions and (iii) provided PBSJ certain releases.

The foregoing description of the Separation Agreement is not complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K filed and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Separation Agreement and Release dated March 10, 2010 by and between The PBSJ Corporation and John B. Zumwalt, III.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

The PBSJ Corporation

Dated: March 16, 2010	/s/ Robert Paulsen
By: Robert Paulsen
Title: Chief Executive Officer & President

Index to Exhibits

Exhibit No.	Description

10.1	Separation Agreement and Release dated March 10, 2010 by and between The PBSJ Corporation and John B. Zumwalt, III.